                                                                     EXHIBIT 2.1


DATED                                    8th June                           1998
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                  THE NON-EXECUTIVE DIRECTORS OF APM LIMITED



                    THE EXECUTIVE DIRECTORS OF APM LIMITED



                                    - and -



                             CITRIX SYSTEMS, INC.



--------------------------------------------------------------------------------


                           AGREEMENT AND UNDERTAKING

--------------------------------------------------------------------------------




                            TAYLOR JOYNSON GARRETT

                                   Carmelite

                            50 Victoria Embankment

                                  Blackfriars

                                London EC4Y 0DX

                              Tel: 0171 353 1234

                              Fax: 0171 936 2666

                                 DX: 41 London

                                   I N D E X

CLAUSE NO.                                                             PAGE NO.
1. DEFINITIONS AND INTERPRETATION...................................    1
2. THE OFFERS AND IRREVOCABLE UNDERTAKINGS..........................    5
3. UNDERTAKINGS BY THE DIRECTORS....................................    7
4. RESTRICTIONS ON EXECUTIVE DIRECTORS..............................   11
5. UNDERTAKINGS BY CITRIX...........................................   14
6. UNDERTAKINGS BY ALL PARTIES......................................   15
7. TERMINATION......................................................   16
8. LIABILITY........................................................   16
9. MISCELLANEOUS....................................................   17

                                   SCHEDULE



     Part 1 The Non-Executive Directors

     Part 2 The Executive Directors



                                   EXHIBITS


NUMBER                          DESCRIPTION
------                          -----------
1 to 4                         Employment Agreements
5                              Citrix Letter
6                              APM Disclosure Memorandum
7  to 9                        Forms of Acceptance
10                             Irrevocable Undertaking
11                             Offer Document
12                             Mutual Non-Disclosure Agreement

THIS AGREEMENT AND UNDERTAKING is made on 8th June, 1998

(1) THE PERSONS whose names and addresses are set out in part 1 of the Schedule (the "Non-Executive Directors");

(2) THE PERSONS whose names and addresses are set out in part 2 of the Schedule (the "Executive Directors"); and

(3) CITRIX SYSTEMS, INC, whose principal place of business is at 6400 NW 6/th/ Way Fort Lauderdale Florida, 33309, USA ("Citrix").


(A) Citrix desires to acquire the entire issued share capital of APM Limited (Company No. 2300071) ("APM").

(B) Citrix will make the Offers (as defined below) subject to the terms and conditions of this Agreement.

(C) In consideration of agreeing to make the Offers the Directors (as defined below) have agreed to enter into this Agreement.


1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions

(a)       The following terms, as used herein, have the following meanings:


          "ACCEPTORS" means those APM shareholders, Loan Stock Holders and Optionholders who accept the Offers and those APM shareholders whose APM shares are compulsorily acquired under the Articles of Association of APM:

          "ACCOUNTS DATE" means 31 December 1997;

          "AGENCY MEMORANDUM" means the Agency Memorandum to be entered into between APM and Digitivity Inc.;

          "AGREED FORM" means in a form which is agreed to by all of the Parties and which is signed, for the purposes of identification only, by Citrix's Solicitors and APM's Solicitors, and the "EXHIBITS" to this Agreement shall be in the Agreed Form;

          "AGREEMENT" means this agreement and undertaking including the introduction and the Schedule;

          "APM COMPANIES" means APM and its Subsidiaries and "APM COMPANY" shall be construed accordingly;


          "APM DEFERRED SHARES" means deferred ordinary shares of 1 pence each in the capital of APM;


          "APM DISCLOSURE MEMORANDUM" means the memorandum relating to APM of even date herewith including the documents annexed thereto, as set out in Exhibit 6;

          "APM LOAN STOCK" means 5 per cent. convertible unsecured loan stock 2007 of APM;

          "APM ORDINARY SHARES" means ordinary shares of 1 pence each in the capital of APM;

          "APM RESTRICTED SHARES" means restricted ordinary shares of 1 pence each in the capital of APM;

          "APM SHARES" means APM ordinary shares, APM restricted shares and APM deferred ordinary shares issued and those issued by APM prior to the Closing Date;

          "APM SHAREHOLDERS" means the holders of APM shares;

          "APM SHARE OPTIONS" means subsisting options granted under the APM Limited Share Option Scheme 1996 which have not lapsed prior to the date of the Offers;

          "APM'S SOLICITORS" means Hewitson Becke + Shaw, Cambridge, England;

          "ASSOCIATE" means, with respect to any Person, any Person directly, or indirectly controlling, controlled by, or under common control with such Person and, in the case of any Person being a trustee, includes the principal beneficiaries of the relevant trust, and "ASSOCIATES" shall be construed accordingly;

          "BUSINESS DAY" means a day on which banks are open for the transaction of all business in England and the United States;

          "CITRIX'S GROUP" means Citrix and its Subsidiaries;

          "CITRIX LETTER" means the letter to be written by Citrix to APM as set out in Exhibit 5;

          "CITRIX'S SOLICITORS" means Taylor Joynson Garrett, London, England;

          "CLOSING" means the closing of the Offers;

          "DEPOSITARY" means Citrix's Solicitors and APM's Solicitors jointly to be appointed as the depositary under the Depositary Agreement;

          "DEPOSITARY AGREEMENT" means the depositary agreement to be entered into on the Closing Date among Citrix and the Depositary;

          "EMPLOYMENT AGREEMENTS" means the contracts of employment to be entered into by each of the Executive Directors other than Metcalf and confidentiality and proprietary information agreements to be entered into by each of the Executive Directors other than Metcalf and the consulting agreement to be entered into by Metcalf as set out in Exhibits 1 to 4;

          "ENCUMBRANCE" means, with respect to any asset, any mortgage, encumbrance, pledge, charge, security interest or restriction of any kind in respect of such asset;

          "FORMS OF ACCEPTANCE" means the separate forms of acceptance for use in connection with the Offers, as set out in Exhibits 7 to 10;

          "IRREVOCABLE UNDERTAKING" means the undertaking for use in connection with the Offers as set out in Exhibit 10;

          "HERBERT" means Mr A J Herbert whose full name and address are set out in Part 2 of the Schedule;

          "LETTER OF CONSENT" means the letter of consent from APM to Sun MicroSystems Inc.;

          "LOAN STOCK HOLDERS" means the holders of APM loan stock;

          "METCALF" means Mr SM Metcalf whose full name and address are set out in Part 2 of the Schedule;

          "OFFER DOCUMENT" means the offer document as set out in Exhibit 11;

          "OFFERS" means the offers to be made by Citrix for APM contained in the Offer Document;

          "OPTIONHOLDERS" means holders of options to subscribe for APM restricted Shares;

          "PARTIES" means the parties to this Agreement and "PARTY" shall be construed accordingly:

          "PERSON" means an individual, corporation, partnership, association, trust or other entity or organisation, including a government or political subdivision or an agency or instrumentality thereof;

          "PHOENIX" means Mr CJ Phoenix whose full name and address are set out in Part 2 of the Schedule;

          "SCHEDULE" means the schedule comprising parts 1 and 2 annexed hereto;

          "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by APM or Citrix, as the case may be, and "SUBSIDIARIES" shall be construed accordingly.

          Each of the following terms is defined in the clause set forth opposite such term:

          Term                                Clause


          "Closing Date"                      2.7

          "APM Statements"                    8.3


1.2  Interpretation

     In this Agreement:

     (a) All references to a statutory provision herein shall be construed as including references to:


          (i) any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

          (ii) all statutory instruments or orders made pursuant to a statutory provision; and

          (iii) any statutory provisions of which a statutory provision is a consolidation, re-enactment or modification.


          PROVIDED that this shall not operate to impose any additional or extended liability on any party to this Agreement;

     (b)  the singular includes a reference to the plural and vice versa;

     (c) any clause or sub-clause is to a clause or sub-clause (as the case may be) of or to this Agreement;

     (d)  any gender includes a reference to all other genders.

1.3       Consistency with Past Practice

          The phrase "consistent with its past practice" means consistent with such practice(s) (if any) established by APM by any of its Subsidiaries and observed in relation to the conduct of each APM Company's business during the year preceding the Accounts Date.

2.        THE OFFERS AND IRREVOCABLE UNDERTAKINGS

2.1       Documents to be delivered on signing

          On the date hereof:

          (a) each of the Executive Directors shall deliver to Citrix copies of his Employment Agreement duly executed by him, APM and by Citrix and be conditional on all matters referred to in clause 2.7 being completed;

          (b) each of the Executive Directors shall procure that there is delivered to Citrix's Solicitors the current draft of APM Disclosure Memorandum; and

          (c) there shall be delivered to Citrix's Solicitors the Letter of Consent duly signed by Sun MicroSystems, Inc.

2.2       Recommendation of the Offers

          Each of the Directors hereby irrevocably and unconditionally undertakes to Citrix, subject always to such Director's fiduciary duties, which shall be determined by each Director in his sole discretion, to recommend acceptance of the Offers.

2.3       Irrevocable Undertakings

          Each of the Executive Directors shall upon signing the Agreement sign an Irrevocable Undertaking in respect of all of his APM shares.


2.4       The Offers

          Citrix hereby unconditionally and irrevocably undertakes to each of the Directors to despatch the Offer Document and deliver the Citrix Letter to APM as soon as reasonably practicable (and in any event within three Business Days) after Citrix has received:


          (a) Irrevocable Undertakings in respect of at least 50 per cent of the issued share capital of APM; and

          (b) the APM Disclosure Memorandum updated to reflect events solely occuring following the date of this Agreement and relating solely to the business of APM which in Citrix's sole discretion is in a form and substance acceptable to Citrix save that Citrix may not decline to accept any part of that APM Disclosure Memorandum which is contained in Exhibit 6.

2.5  Implementation of drag along

     Each of the Directors hereby irrevocably and unconditionally undertakes to Citrix to do all acts as are required of him by Article 41 of the Articles of Association of APM to give effect to the rights of the Vendors (as defined in that Article).

2.6  Offers Becoming Wholly Unconditional

     (a) At the meeting convened for the purposes set out in clause 2.7 Citrix shall, following receipt of the supplemental disclosure memorandum pursuant to clause 2.7(a), consider whether the conditions of Citrix set out in paragraph 1 of part 1 of Appendix I to the Offer Document have been satisfied or should be waived.

     (b) Subject to the satisfaction (or waiver) of the conditions in favour of Citrix set out in Appendix I of the Offer Document, Citrix shall declare the Offers wholly unconditional on the Closing Date provided that such conditions have been so satisfied prior to 1 August 1998. If such conditions have not been so satisfied the Offers will lapse.

2.7  Closing Meeting

     On or before 1 July 1998 (or at such other date as Citrix and the Executive Directors may agree) (hereinafter referred to as the "CLOSING DATE"), the following shall take place at the offices of Citrix's
     Solicitors:

     (a) There shall be delivered to Citrix or to its Solicitors the final form of a supplemental disclosure memorandum (if any) updating the information shown in the APM Disclosure Memorandum to the Closing Date; provided, however, that such supplemental disclosure memorandum shall be solely for information and shall not be deemed to amend or restate the APM Disclosure Memorandum.

     (b)  Board meetings shall be held of each of the APM Companies at which:

          (i) the Directors (other than Phoenix) shall resign as directors of such companies together with the Company Secretary and deliver letters of resignation in the Agreed Form, and those persons as Citrix may designate shall be appointed additional directors and as Company Secretary; and

          (ii) there shall be presented the written resignation of the auditors of each APM Company together with a statement in accordance with section 394 of the Companies Act 1985 that there are no circumstances connected with such resignation which they consider should be brought to the attention of the members or creditors of any APM Company and that there are no fees or other payments due to them from the relevant APM Company.

     (c)  There shall be delivered to Citrix or to its Solicitors:-

          (i) the statutory books of each APM Company complete and accurate up to the Closing Date and any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of each APM Company;

          (ii) duly completed and signed transfers in favour of Citrix or such person or persons as it may direct of all shares in each of the Subsidiaries of APM which are not registered in the name of APM together with the relative share certificates;

          (iii) lists certified by APM's Company Secretary of names and address of the APM shareholders, Loan Stock Holders and Optionholders and the tax identification numbers for each of the APM shareholders and Loan Stock Holders who are resident in the United States but not employed by any of the APM Companies;

          (iv) the Agency Memorandum duly executed by APM and Digitivity, Inc, together with the written advice from the advisers to APM and Digitivity, Inc. supporting the conclusions reached in the Agency Memorandum; and

          (v) copies, certified by APM's Company Secretary, of a letter to each of Mr P Dawe and Mr R Sanson terminating immediately the arrangements set out in the letters dated 17 January 1997 from APM to each of them.

     (d) The Depositary Agreement shall be executed by or on behalf of the parties thereto.

     (e) Each of the Parties shall execute and deliver any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement, the Offer Document or as may be reasonably requested by any Party in order to consummate the transactions contemplated by this Agreement and the Offers.

     Each of the Executive Directors shall use his reasonable endeavours to procure that each of the acts, documents and events specified in clause
     2.7 shall be done, delivered and/oroccur as provided in such clause.

3.   UNDERTAKINGS BY THE DIRECTORS

3.1  Conduct of Business

     From the date hereof until the earlier of the date on which the Offers lapse and the Closing Date, each of the Directors shall use his respective reasonable endeavours to procure that each of the APM Companies shall, conduct its business in the ordinary course and use his reasonable endeavours to preserve intact its business and its relationships with third parties and use his reasonable endeavours to keep available the services of its present officers and employees, save with the prior written consent of Citrix. Without limiting the generality of the foregoing, from the date hereof until the earlier of the date on which the Offers lapse and the Closing Date, without the prior written consent of Citrix, no APM Company shall, and each of the Directors shall use his respective reasonable endeavours to procure that no APM Company shall:

     (a) adopt or propose any change in its memorandum or articles of association;

     (b) merge or consolidate with any other Person or acquire a material interest in the share capital or business of any other Person;

     (c) sell, lease, license or otherwise dispose of or acquire any assets or property except pursuant to existing contracts or commitments;

     (d) effect any direct or indirect redemption, purchase or other acquisition of any securities of APM, or declare, set aside or pay any dividend or make any other distribution of assets of any kind whatsoever with respect to any securities of APM;

     (e) save pursuant to a legal obligation existing prior to the signing of this Agreement issue any securities of APM or create any Encumbrance;

     (f) borrow any money or incur any credit or make any loan or other advance to any Person;

     (g) compromise or settle any legal or arbitration proceedings by or against it;

     (h) enter into any licensing, development, sales, employment, severance or settlement agreements or any other agreement (whether or not in the ordinary course of business) in each case that is material to the APM Companies taken as a whole, ("material" in this context means any long term agreement or arrangement exceeding 3 months in duration or any agreement or arrangement with a value of over (Pounds)25,000 or any agreement or arrangement of strategic importance to APM and Citrix);

     (i) incur any expenditure from the date of this Agreement to the Closing Date which in aggregate exceeds that disclosed in the APM Disclosure Memorandum; and

     (j)  agree or commit to do any of the foregoing.

3.2  Access to Information

     From the date hereof until the earlier of the date on which the Offers lapse and the Closing Date:

     (a) upon Citrix giving notice to the Directors, each of the Directors shall use his reasonable endeavours to procure that each APM Company shall:

          (i) give Citrix, its lawyers, financial advisers, auditors and other authorised representatives reasonable access to the offices, properties, books and records of each APM Company;

          (ii) furnish to Citrix, its counsel, financial advisers, auditors and other authorised representatives such financial and operating data and other information relating to each APM Company as such persons may reasonably request; and

          (iii) instruct the employees of each APM Company to co-operate with the reasonable requests of Citrix in its investigation of that APM Company; provided that:

                (A) compliance with the above shall not unreasonably interfere with the business of the APM Companies being conducted in the ordinary course; and

                (B) no information provided to Citrix pursuant to this clause shall affect the rights of Citrix under the Offer Document or this Agreement.

     (b) each of the Executive Directors shall use his respective reasonable endeavours to procure that each APM Company shall co-operate with the reasonable requests of Citrix in relation to the combining of the businesses of Citrix and each APM Company; provided that:

          (i) compliance with the above shall not unreasonably interfere with the business of the APM Companies being conducted in the ordinary course; and

          (ii) Citrix shall consult with the Directors regarding any proposals it may have in relation to the combining of the businesses before entering into discussions with any employees, customers, suppliers, distributors, VARs and professional advisers of the APM Companies.

3.3  Notices of Certain Events

     From the date hereof until the earlier of the date on which the Offers lapse and the Closing Date, each of the Directors shall use his respective reasonable endeavours to procure that each APM Company shall, promptly notify Citrix of:

     (a) any notice or other communication received by him or it from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Offers;

     (b) any notice or other communication received by him or it from any governmental or regulatory agency or authority, that relates to the consummation of the transactions contemplated by this Agreement or the Offers; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of him or it, threatened against such APM Company, that relate to the consummation of the transactions contemplated by this Agreement or the Offers.

3.4  No Negotiations with Third Parties

     From the date hereof until the earlier of the Closing Date and the date on which the Offers lapse, each of the Directors shall not, directly or indirectly, encourage, solicit or engage in any discussions or negotiations with, or provide any information to, any Person, concerning the possible acquisition by a third party of all or any material part of the business of any APM Company, whether by purchase of assets, shares, merger or otherwise (an "Acquisition Proposal"), other than as contemplated or permitted by this Agreement and the Offers. Each of the Directors agrees promptly to notify Citrix of the expression of an interest by any Person to such Director with respect to any such Acquisition Proposal and to provide Citrix with copies of any documents received relating thereto and each of the Directors shall use his respective reasonable endeavours to procure that each APM Company shall do likewise.

3.5  Continuing Disclosure

     From the date hereof until the earlier of the Closing Date and the date on which the Offers lapse, each of the Executive Directors shall have the continuing obligation to cause APM promptly (upon becoming aware of the same) to advise Citrix with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have rendered any statement set out in Part 2 of Appendix III of the Offer Document untrue in any material respect, or that places such Executive Director in breach, or is likely to place such party in breach of this Agreement.

3.6  Undertakings on Statements

     Each of the Executive Directors shall use his respective reasonable endeavours to procure that the APM Companies shall not prior to the Closing
     Date:

     (a) take or agree or commit to take any action that would make any statement set out in Part 2 of Appendix III of the Offer Document (as varied by the APM Disclosure Memorandum) inaccurate in any material respect at the Closing Date, or as at any time after the date hereof and prior to the Closing Date; or

     (b) omit or agree or commit to omit to take any action necessary to prevent any such statement from becoming so inaccurate in any material respect at any such time.

3.7  Non-Solicitation

     If the Offer lapses each of the Executive Directors agrees that he shall not and shall use his respective reasonable endeavours to procure that the APM Companies in respect of Citrix and its Subsidiaries and, for a period of two years from the date hereof, shall not:

     (a) solicit, induce or recruit any of Citrix's employees to leave their employment; or

     (b) hire any of Citrix's former or current employees, except that the foregoing prohibition on hiring shall not apply with respect to any former employee whose employment was terminated without cause or to any former employee whose employment terminated prior to 30 June 1998; or

     (c) use any confidential information now or hereafter received or obtained with respect to any of the business or operations of Citrix.

3.8  Contracts

     Upon receiving a written request from Citrix, each of the Executive Directors (in their capacity as directors) shall use all reasonable endeavours to obtain appropriate waivers from third parties of any rights which they may have to terminate agreements with APM Companies consequent upon any change of control or the like.

3.9  401(k) Plan

     Prior to the Closing Date the Directors shall procure the termination of the Digitivity Inc. 401(k) Plan.

4.   RESTRICTIONS ON EXECUTIVE DIRECTORS

4.1 For the purposes of this clause the following words have the following meanings:

     "the Restricted -                     the design, sale of and procuring of
     Business"                             customers for the Products and the
                                           sale and procuring of customers for
                                           maintenance training and consultancy
                                           services in respect of the
                                           installation and running of the
                                           Products but limited to products and
                                           services for which the Executive
                                           Director has been responsible or
                                           involved with on behalf of one or
                                           more of the APM Companies during the
                                           twelve months prior to the Closing
                                           Date;

     "the Restricted -                     the countries with which the
     Area"                                 Executive Director has been
                                           responsible or involved with on
                                           behalf of APM or in respect of any
                                           branch of APM with respect to the
                                           Restricted Business during the twelve
                                           months prior to the Closing Date
                                           including without limitation the
                                           United States and the United Kingdom;

     "the Products" -                      products which provide secured
                                           deployment or managed deployment of
                                           Java applications for internet,
                                           intranet and extranet use;

     "the Restricted Period" -             the period of 24 months from the
                                           Closing Date APM.

4.2 In consideration of Citrix purchasing APM shares from each of the Executive Directors each of them hereby severally covenants and undertakes with Citrix that he will not:

     (a) for the Restricted Period whether alone or jointly with or as agent of any person or persons and whether directly or indirectly:

          (i) engage, take up or hold any office in or with any business which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area;

          (ii) take up or hold any post or position which enables or permits him to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person any influence over any business which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area; or

          (iii) take up or hold any employment or consultancy with any person which is engaged or is intended to be engaged in the field of the Restricted Business within the Restricted Area and which would have the necessary or probable result of him being engaged within the Restricted Area in business activities which are the same or similar to the Restricted Business;

     (b) for the Restricted Period either personally or by an agent and either on his own account or for or in association with any other person or otherwise directly or indirectly engage in any capacity in any business concern (of whatever kind) which shall be in competition at the Closing Date with the Restricted Business provided always that he may hold as an investment not more than 1% of the issued share capital of a company quoted on a stock exchange;

     (c) for the Restricted Period either personally or by an agent and either on his own account or for or in association with any other person directly or indirectly canvass or by any other means solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any person for orders or instructions in respect of any goods or services provided or supplied by APM in the course of the Restricted Business who or which has within the period of 12 months prior to the Restricted Period transacted the Restricted Business with him;

     (d) for the Restricted Period either personally or by an agent or either on his own account or for or in association with any other person canvass approach solicit seek out or by any other means endeavour to entice away from APM or induce to break their contract of employment with APM, or aid or assist any other person or persons in employing or otherwise retaining the services of any one who is employed by APM or who is a consultant to APM and in either case was engaged in any executive, technical or advisory capacity at APM (excluding junior clerical and administrative staff) during the 12 months prior to the Restricted Period;

     (e) for the Restricted Period either personally or by an agent and either on his own account or for or in association with any other person in connection with the carrying on of business in the field of the Restricted Business offer employment to or retain as a consultant (whether by way of a contract of services, a consultancy agreement, partnership or howsoever and whether on his own behalf or on behalf of any other person) any person who is employed by any of APM Companies or who is a consultant to any of APM Companies and in either case is engaged in any executive, technical or advisory capacity (excluding junior clerical and administrative work) at the time of the commencement of the Restricted Period;

     (f) at any time, use whether directly or indirectly or in connection with any trade or business, the name "APM" "ANSA" or "Digitivity" or "CAGE" or any colourable imitation thereof or any name resembling the same or capable of causing confusion.

4.3 Each of the Executive Directors hereby agrees that he will at the request and cost of Citrix enter into a direct agreement or undertaking with any Associate of Citrix whereby he will accept restrictions and provisions corresponding to the restrictions and provisions above (or such of them as may be appropriate in the circumstances) in relation to such activities and such areas and/or such periods not greater than those set out above as any such Associate of Citrix may require for the protection of its legitimate interests.

4.4  Each of the Executive Directors hereby acknowledges and agrees that:

     (a) each of the covenants contained in sub-clauses 4.2(a), 4.2(b), 4.2(c), 4.2(d), 4.2(e), 4.2(f) and 4.3 constitute an entirely separate and independent restriction on him; and

     (b) the duration extent and application of each of the restrictions are no greater than as necessary for the protection of the interests of APM.

4.5 Whilst the restrictions in sub-clauses 4.2 and 4.3 are considered by the Parties to be reasonable in all the circumstances as at the date of this Agreement it is acknowledged that restrictions of such a nature may be invalid because of changing circumstances or other unforeseen reasons and accordingly it is hereby agreed and declared that if any one or more of those restrictions is judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of APM but would be valid if part of the wording of the restriction was deleted or its duration was reduced or the range of activities covered by it was reduced in scope then each restriction(s) shall apply with such modification(s) as may be necessary to make it valid and effective and any such modification shall not thereby affect the validity of any other restriction contained in this clause.

4.6 Each of the Executive Directors further undertakes with Citrix and agrees that:

     (a) he will observe any substitute restrictions (in place of these set out in sub-clauses 4.2 and 4.3 as Citrix may from time to time specify in writing which are in all respects less restrictive in extent than those specified in sub-clauses 4.2 and 4.3;

     (b) if any breach or violation of any of the terms of sub-clauses 2 and 3 occurs damages alone cannot compensate for such breach of violation and that injunctive relief is reasonable and essential to safeguard the interests of APM and that an injunction in addition to any other remedy may accordingly be obtained by APM. No waiver of any such breach or violation shall be implied from the forbearance or failure by APM to take action in respect of such breach or violation;

     (c) any covenant or undertaking given by him under this clause 4 to Citrix is given to Citrix in its capacity as trustee for APM, any parent or other holding company of APM and any Associate of APM which has a legitimate interest to protect.

4.7 None of the Executive Directors shall be treated as committing a breach or violation of the provisions of this clause at any time after Closing Date while he is acting solely in his capacity as a director or employee of any of the APM Companies in accordance with the terms of this Agreement.

4.8 Each of Herbert and Phoenix hereby respectively agree until the 18 month anniversary of the Closing Date not to transferencumber or dispose (collectively, "TRANSFER") 55.5 per cent. of the Initial Consideration (as defined in the Offer Document) he receives from the Offers (with respect to each, his Restricted Consideration) except that he may Transfer 28 per cent. of his Restricted Consideration on or after the 12 month anniversary of the Closing Date. Notwithstanding the foregoing, Herbert and Phoenix each may transfer all or any of his Restricted Consideration (a) by way of gift to any member of his respective family or to any trust for the benefit of any such family member, provided that any such transferee shall agree in writing with Citrix, as a condition precedent to such transfer, to be bound by all of the provisions of this clause 4.8 to the same extent as if such transferee were Herbert or Phoenix, as the case may be, or (b) by will or otherwise following his death in which event such transferee shall not be bound by the provisions of this clause 4.8. Herbert and Phoenix each hereby acknowledges that he shall not be entitled to Transfer any of his Retained Consideration (as defined in the Offer Document) until such consideration has been released to him in accordance with the provisions of Appendix II of the Offer Document but on such release such Retained Consideration shall not be subject to any restrictions on Transfer. These restrictions shall cease to apply to Herbert or Phoenix if his employment by Citrix Group or any of the APM Companies is terminated by reason of redundancy following a decision by Citrix to withdraw from the Java deployment market. The Restricted Consideration shall be invested by each of Herbert and Phoenix within such reasonably prudent investment parameters as shall be mutually agreed upon by Citrix and each of Herbert and Phoenix prior to closing. Until the release of all of the Restricted Consideration Herbert and Phoenix shall provide Citrix with quarterly reports of how the Restricted Consideration has been invested.

5.   UNDERTAKINGS BY CITRIX

     Citrix agrees that:

5.1  Non-Solicitation

     If the Offer lapses Citrix agrees that for a period of two years from the date hereof, it shall not:

     (a) solicit, induce or recruit any of the employees of the APM Companies to leave their employment; or

     (b) hire any of the APM Companies former or current employees, except that the foregoing prohibition on hiring shall not apply with respect to any former employee whose employment was terminated without cause or to any former employee whose employment terminated prior to 30 June 1998; or

     (c) use any of the confidential information now or hereafter received or obtained with respect to any of the business or operations of the APM Companies.

5.2  COBRA

     Citrix acknowledges the obligations of Digitivity, Inc. (and APM as parent of Digitivity, Inc.) under United States Federal law to provide, to the extent possible, COBRA benefits to all United States employees of Digitivity, Inc. After Closing Date, Citrix shall cause Digitivity, Inc. to offer or shall itself offer COBRA benefits to all United States employees of Digitivity, Inc.

6.   UNDERTAKINGS BY ALL PARTIES

     Each of the Parties agrees that:

6.1  Reasonable Endeavours

     Subject to the terms and conditions of this Agreement, such Party will use his reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement or the Offers such that the Closing Date shall occur on or prior to 1 July 1998. Each of the Parties agrees that he shall use all reasonable endeavours, after the Closing Date, to execute and deliver such other documents, certificates, agreements and other writings as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement or the Offers; provided that this does not involve such party incurring substantial expenditure.

6.2  Certain Filings

     Each of the Executive Directors and Citrix shall co-operate with each other:

     (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement or the Offers; and

     (b) in taking such actions or making any such filings, and furnishing any information required in connection therewith and seeking timeously to obtain any such actions, consents, approvals or waivers;

     provided that this does not involve such party incurring substantial expenditure.

6.3  Public Announcements

     (a) None of the Parties shall issue prior to the Closing Date any press release or make any public statement with respect to this Agreement or the Offers or the transactions contemplated hereby or thereby without the prior written consent of the other Parties save as may be required by applicable law or regulation (including regulations of the Nasdaq Stock Market).

     (b) A Party shall be deemed to have given his written consent to any such proposed press release or public statement if he shall fail to object in writing within 24 hours of receipt of the other Party's proposed press release or written description of its proposed public statement.

7.   TERMINATION

7.1  Automatic Termination

     This Agreement shall automatically terminate in the event that the Offers lapse.

7.2  Survival

     The provisions of clauses 3.7, 5.1, 6.3, 8, 9.1, 9.3, 9.5, 9.8 and 9.9 together with the Non-Disclosure Agreement shall survive any termination hereof.

8.   LIABILITY

8.1  General

     (a) If this Agreement is terminated (including in circumstances where the Offers are not declared or do not become wholly unconditional for any reason) or is rescinded, none of the Parties shall have any liability of any nature whatsoever to any of the other Parties either under this Agreement or under the Offers or under any of the agreements entered into pursuant to or as contemplated by this Agreement or by the Offer Document and whether to recover damages or compensation or otherwise and whether under breach of contract to make restitution or under any statute save in relation to any of the provisions of clauses 3.7 and
          5.1 of this Agreement.

     (b) Until such termination or rescission, each of the Parties shall comply in all respects with its obligations under this Agreement, the Offers and each of the agreements entered into pursuant or as contemplated by this Agreement, including, but not limited to, such obligations of performance as would facilitate the consummation of the transactions contemplated hereby or thereby.

8.2 If the Offers become or are declared unconditional in all respects and Closing takes place:

     (a) none of the Parties shall have any rights or remedies of any nature whatsoever against any of the other Parties under this Agreement and whether to recover damages or compensation or otherwise and whether for breach of contract or to make restitution or under any statute or otherwise save in relation to any of the provisions of clauses 3.7, 4,
          5.3  or 5.4;

     (b) none of the Parties shall have any rights or remedies of any nature whatsoever against APM in respect of the Offers or under this Agreement in circumstances which would entitle Citrix to exercise its remedies under Part 2 of the Appendix II of the Offer Document.

8.3 The statements set out in part 2 of the Appendix III of the Offer Document ("the APM Statements") shall not be construed as being any form of warranty, representation, undertaking or covenant or by any of the Non-Directors or Executive Directors or by APM conferring upon Citrix any rights or remedies; provided that the foregoing is without prejudice to Citrix's rights in respect of the APM Statements as provided for in Part 2 of Appendix II of the Offer Document.

8.4 Each of the Parties acknowledges that it does not enter into this Agreement in reliance on any of the warranties, representations or undertakings howsoever or to whomsoever made except in so far as embodied in this Agreement, subject to this clause 8.

8.5 For the avoidance of doubt, the provisions of this clause 8 shall not apply to release a Party from liability in the case of fraud on the part of such party.

9.   MISCELLANEOUS

9.1  Notices

     All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     if to Citrix, to:        with a copy to:

     Citrix Sytems, Inc.                Testa, Hurwitz & Thibeault LLP
     Attn: Daniel P Roy                 Attn: George W Lloyd
     6400 NW 6th Way                    High Street Tower
     Fort Lauderdale                    125 High Street
     Florida 33309                      Boston, Massachusetts 02110
     Telecopy: 001 954 267 2503         Telecopy: 001 617 248 7100
     if to the Directors:                    with a copy to:

     to each of them at his address          Hewitson Becke + Shaw
     as set out in the Schedule              Attn: Bridget Kerle
     Shakespeare House
                                             42 Newmarket Road
     Cambridge CB5 8EP

     Telecopy: 011 44 1223 316511

9.2  Amendments: No Waivers

     (a) Any provision of this Agreement may be amended or waived prior to the Closing Date or the termination of this Agreement if such amendment or waiver is in writing and signed by or on behalf of the Parties.

     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3  Expenses

     (a) Subject to sub-clause (a) below, if this Agreement is terminated, each Party shall pay his own expenses incurred in connection with this Agreement together with its Exhibits, and the Offer Document, including without limitation the fees and expenses of his or its professional advisers.

     (b) If the Offers are closed in accorance with clause 2.6 Citrix shall pay the reasonable expenses of all of the Parties in connection with this Agreement, together with its Exhibits and the Offer Document.

9.4  Successors and Assigns

     The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assignees; provided that no party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other Parties,except that Citrix may transfer or assign, in whole or from time to time in part, to one or more of its Associates, its rights under this Agreement, but no such transfer or assignment will relieve Citrix of its obligations hereunder. The employees of Digitivity, Inc. are third party beneficiaries of the Agreement entitled to bring an action to enforce the covenant in Clause 5.2. Any Executive Director is permitted to enforce such covenant on their behalf.

9.5  Entire Agreement

     This Agreement together with its Exhibits, and the mutual Non-Disclosure Agreement between Citrix and APM attached hereto as Exhibit 12 constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by any Party . Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

9.6  Saving

     Save as otherwise expressly provided herein or in the Offer Document, the rights and obligations of the Parties shall not be restricted by or extinguished by the Offers becoming or being declared wholly unconditional save to the extent performed in accordance with this Agreement.

9.7  Headings

     The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.8  Counterparts

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this Agreement by executing any such counterpart.

9.9  Governing Law

     This Agreement shall be construed in accordance with and governed by the laws of England.

9.10 Jurisdiction

     (a) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and/or the Offer Document shall be brought against any of the parties in the High Court of Justice, London, England and each of the parties hereby submits to the non-exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding.

     (b) Citrix hereby irrevocably appoints Citrix's solicitors as its agent to accept service of legal proceedings in connection with all matters arising out of this Agreement and the transactions contemplated by this Agreement and agrees that any writ, judgment or other notice of legal process in connection with any such legal action or proceedings shall be sufficiently served if delivered to Citrix's solicitors.

This Agreement has been entered into as a deed on the date first above written.

                                 THE SCHEDULE

                                    PART 1

                          THE NON EXECUTIVE DIRECTORS

Name                                       Address

James Edwin Goodman                        43 Stanton Lane
                                           Keyworth
                                           Nottingham
                                           Nottinghamshire
                                           NG12 5BE

Paul Matthew Linkstone Frew                Cloverlea
                                           Birtley Road
                                           Bramley
                                           Surrey
                                           GU5 0HX

                                    PART 2

                            THE EXECUTIVE DIRECTORS

NAMES                                               ADDRESSES

Scott McKenzie Metcalf                              1876 Grand Teton
                                                    Milpitas
                                                    California 95035
                                                    USA

Christopher Jon Phoenix                             The Crofters
                                                    19 Church Hill
                                                    Camberley
                                                    Surrey GU15 2HA

Robertus Johannes van der Linden                    93 Histon Road
                                                    Cottenham
                                                    Cambridge CB4 4UQ

Andrew James Herbert                                35 Fairway
                                                    Girton
                                                    Cambridge
                                                    Cambridgeshire CB3 0QF

Executed as a deed by               )
JAMES EDWIN GOODMAN                 )       /s/ James Edwin Goodman,
in the presence of:                 )             by his attorney



Executed as a deed by               )
PAUL MATTHEW LINKSTONE FREW         )       /s/ Paul Matthew Linkstone Frew,
in the presence of:                 )             by his attorney



Executed as a deed by               )
SCOTT MCKENZIE METCALF              )       /s/ Scott McKenzie Metcalf
in the presence of:                 )



Executed as a deed by               )
CHRISTOPHER JON PHOENIX             )       /s/ Christopher Jon Phoenix
in the presence of:                 )             by his attorney



Executed as a deed by               )
ROBERTUS JOHANNES VAN DER LINDEN    )       /s/ Robertus Johannes Van Der Linden
in the presence of:                 )



Executed as a deed by               )
ANDREW JAMES HERBERT                )       /s/ Andrew James Herbert
in the presence of:                 )

Executed as a deed                  )
on behalf of                        )
CITRIX SYTEMS, INC.                 )
by                                  )


  /s/ Mark B. Templeton
 .....................................
President
Its duly authorized representative


  /s/ Dan P. Roy
 .....................................
Secretary